Exhibit 10.1

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made and entered into on the 11th day of August, 2009 (the “Grant Date”) between Medical Staffing Network Holdings, Inc., a Delaware corporation (the “Company”), and Robert J. Adamson (“Grantee”).

1. Award of Restricted Shares. One million (1,000,000) shares (the “Restricted Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) are hereby issued to Grantee, subject to the terms, conditions and restrictions set forth in this Agreement. The Restricted Shares to be issued pursuant to this Agreement are authorized but unissued shares of the Company’s Common Stock. The Restricted Shares are being issued outside of the Company’s 2001 Stock Incentive Plan.

2. Conditions as to Vesting of the Restricted Shares.

(a) Vesting. The Restricted Shares that are being granted under this Agreement shall vest as follows:

(i) Subject to the satisfaction of the “Performance Target” (as defined below) during each of the respective four-fiscal quarter fiscal periods described below (each a Vesting Period) and subject to the requirement that the Grantee remain in the employment of the Company through the end of the last Performance Target Period described below:

(A) one-third (1/3) of the Restricted Shares shall vest on May 15, 2010 so long as the Performance Target is satisfied in full for the four-fiscal quarter fiscal period commencing on the first day of the second quarter of fiscal year 2009 and ending on the last day of the first quarter of fiscal year 2010;

(B) one-third (1/3) of the Restricted Shares shall vest on May 15, 2011 so long as the Performance Target is satisfied in full for the four-fiscal quarter fiscal period commencing on the first day of the second quarter of fiscal year 2010 and ending on the last day of the first quarter of fiscal year 2011; and

(C) one-third (1/3) of the Restricted Shares shall vest on May 15, 2012 so long as the Performance Target is satisfied in full for the four-fiscal quarter fiscal period commencing on the first day of the second quarter of fiscal year 2011 and ending on the last day of the first quarter of fiscal year 2012.

(b) Performance Target.

(i) Satisfaction of the Performance Target during any of the Vesting Periods described in (a) above shall require that the Company remain in compliance during the entire fiscal period immediately prior to each respective vesting date with the all of the financial covenants contained in each of the Company’s senior credit facility agreements with each of the Company’s senior secured lenders. In that regard, the financial covenants that shall be required to be met during any fiscal period shall be those contained in the credit facility agreements then in effect, so long as any modifications to such covenants are approved by the Company’s Board of Directors (“Board”) in connection with the approval of any amendment to the Company’s existing credit facility agreements or the adoption of new credit facility agreements that replace the Company’s existing credit facility agreements. Waivers of covenant compliance by the Company’s lenders for any period covered by this Agreement shall constitute satisfaction of such covenants for purposes of this Section 2(b).

(ii) If the Company and its senior lenders enter into a forbearance agreement during any of the fiscal periods described above, it shall not be deemed to constitute satisfaction of the Performance Target. However, if after entering into any such forbearance agreement, the Company and its senior lenders thereafter reach an agreement pursuant to which the Company regains good standing and compliance with the financial covenants under its credit facility agreements (or the Company refinances such credit facility agreements and thereby regains good standing and compliance with the financial covenants under its credit facility agreements), then the Performance Targets shall be deemed to have been met during the forbearance period.

(c) Termination of Employment.

(i) If the Grantee’s employment with the Company is terminated for any reason other than by the Company without “Cause” (as that term is defined in the Grantee’s employment agreement with the Company), then all Restricted Shares not then vested shall be forfeited.

(ii) If the Grantee’s employment with the Company is terminated by the Company without “Cause,” during any of the Performance Target Periods, then the Restricted Shares that are unvested as of the date of Grantee’s termination as an employee of the Company will vest in full; provided however, that:

(A) if the Performance Target has not been met for a prior Vesting Period, the provisions of this sub-section (c) shall not reinstate the vesting of the Restricted Shares that were not earned during any prior Vesting Period; and

(B) if the Company is not in compliance with all of the financial covenants contained in each of the Company’s senior credit facility agreements with the Company’s senior secured lenders in place at the time that Grantee’s employment with the Company is terminated, the remaining unvested Restricted Shares shall not vest and shall be forfeited.

(d) Liquidity Trigger. If at any time during any Performance Target Period, a “liquidity event” occurs, then all of the Restricted Shares as to which vesting has not yet been determined will vest immediately. For purposes of this Agreement, a “liquidity event” shall be deemed to have occurred if the Company’s stockholders receive an offer to purchase their shares for cash or marketable securities in a proposed sale or merger transaction in connection with which the Board determines, in its sole and absolute discretion, and publicly announces that the value to be received by the Company’s stockholders for their shares in connection with such transaction is fair to the Company’s stockholders and recommends to the Company’s stockholders that they accept the offer (and such offer is, in fact, accepted by the Company’s stockholders).

3. Transferability. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of until the Restricted Shares have vested.

4. Certificates. One or more certificates evidencing the Restricted Shares shall be issued by the Company in Grantee’s name as of the Grant Date, and such Restricted Shares shall be considered outstanding for all purposes from the Grant Date. However, the certificates representing the Restricted Shares shall be held in escrow until it is determined whether the Restricted Shares will be earned by the Grantee under the vesting provisions of this Agreement. If the vesting provisions of this Agreement are not satisfied, the certificates representing the shares of Restricted Stock that have not vested shall be cancelled and such shares shall be deemed forfeited. Notwithstanding, the issuance or delivery of the certificates representing any of the Restricted Shares may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. Further, the Company shall not be obligated to issue or deliver any shares of Restricted Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

5. Withholding. To the extent that the receipt of the Restricted Shares and/or the vesting of all or any portion of the Restricted Shares results in income to Grantee for federal or state income tax purposes, Grantee shall pay applicable withholding taxes as required by applicable tax laws.

6. Status as a Stockholder. Subject to the restrictions set forth herein, the Grantee shall have all rights of a stockholder applicable to the unvested Restricted Shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto; provided, however, that all dividends with respect to the Restricted Shares may be withheld by the Company for the Grantee’s account and be paid to the Grantee upon the vesting of the Restricted Shares, to the extent that the Restricted Shares with respect to which such dividends are being paid have not been forfeited. Any shares of Common Stock issued to Grantee as a dividend or distribution with respect to the Restricted Shares shall likewise be legended and subject to the same the terms, conditions and restrictions as the Restricted Shares with respect to which such shares were issued, and further provided that any cash dividend shall also be subject to such terms, conditions and restrictions to the extent applicable. No interest shall accrue or be paid with respect to any cash dividends withheld.

7. Status of Stock. Grantee acknowledges that the shares of Restricted Stock granted hereunder are non-transferable and have not been registered under the Securities Act of 1933, as amended (the “Act”). The Company agrees to, within a reasonable period of time following the execution of this Agreement, file a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (“Commission”) to register the Restricted Shares for resale.

8. Service as Officer and Employee. Any question as to whether and when the Grantee’s service as an officer of the Company has ceased, shall be determined by the Board, or its delegate, as appropriate, and its determination shall be final. This Agreement shall not have any effect on the Grantee’s status as an employee or an officer of the Company or give the Grantee any rights to employment.

9. Board’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Board or, to the extent delegated, including, without limitation, the absolute and unfettered right to make certain determinations and elections that may have an adverse impact on the vesting of the Restricted Shares.

10. Other Provisions

(a) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(c) Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(d) Conformity to Securities Laws. The Grantee acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and any and all regulations and rules promulgated by the Commission thereunder. Notwithstanding anything herein to the contrary, the Restricted Shares are granted only in such a manner as to conform to such laws, rules and regulations.

(e) Amendment. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations, and this Agreement may be amended without the consent of the Grantee provided that such amendment would not impair any rights of the Grantee under this Agreement. No amendment of this Agreement shall, without the consent of the Grantee, impair any rights of the Grantee under this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, all as of the Grant Date first above written.

MEDICAL STAFFING NETWORK HOLDINGS, INC.

By:	/s/ Kevin S. Little
Name:	Kevin S. Little, President

GRANTEE

/s/ Robert J. Adamson
Robert J. Adamson